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                                                                     Exhibit 4.4


CERTIFICATE OF                                         Certificate No.__________
STOCK OPTION

                               THE LTV CORPORATION
                      SALARIED EMPLOYEES' STOCK OPTION PLAN

                  This Certificate of Stock Option ("Certificate") is issued by The LTV Corporation ("Corporation") under The LTV Corporation Salaried Employees' Stock Option Plan ("Plan") to [ Name, SS# ] and is subject to the following terms and conditions:

                  1. GRANT OF OPTION RIGHTS. On January 24, 1997 ("Date of Grant"), the employee designated above ("Optionee") was granted an option to purchase ("Option Rights") 300 shares of common stock of the Corporation, par value $0.50 per share, at a price of $________ per share ("Option Shares"). The Option Rights granted hereunder are intended to be nonqualified stock options and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Internal Revenue Code of 1986.

                  2. TERM AND VESTING OF OPTION RIGHTS. Except as otherwise provided in Section 4, the Optionee may exercise the Option Rights with respect to all or any portion of the Option Shares on any date that is at least 3 years after the Date of Grant but not more than 10 years after the Date of Grant.

                  3. EXERCISE OF OPTION RIGHTS. (a) The Optionee may exercise the Option Rights by:

                    (1) giving notice to the Corporation in accordance with procedures established by the Corporation specifying the number of Option Shares to be purchased; and

                    (2) providing payment of the Option Price for the Option Shares by cash or certified or cashier's check or other cash equivalent acceptable to the Corporation payable to the order of the Corporation, by Stock (including by attestation) owned by the Optionee, by any combination of Stock and cash or certified or cashier's check, or by sale of shares of Stock acquired in the exercise of an Option Right; or

                    (3) providing for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares of Stock to which the exercise relates.




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                  (b) Upon the Corporation's determination that there has been a valid exercise of all or a portion of the Option Rights, the Corporation will issue certificates in the Optionee's name for the Stock relating to the exercised portion of the Option Rights, adjusted for any shares of Stock sold or withheld in connection with such exercise.

                  4. TERMINATION OF EMPLOYMENT. (a) Upon the Optionee's termination of employment with the Corporation and each Affiliate for reasons of Retirement, death or Disability, the remaining unexercised portion of the Option Rights will immediately vest (if not vested) and become exercisable by the Optionee, or the estate of the Optionee, as the case may be, until the earlier of 5 years from the date of such termination or 10 years from the Date of Grant.

                  (b) Notwithstanding the provisions of Subsection (a) of this Section, all of the Option Rights covered by this Certificate will immediately vest upon any change in control of the Corporation that will occur while the Optionee remains employed by the Corporation or an Affiliate. For the purposes of this Certificate, the term "change in control" shall have the meaning given such term under The LTV Corporation Supplemental Management Retirement Plan.

                  (c) Upon the Optionee's termination of employment with the Corporation and its Affiliates for any reason other than Retirement, death or Disability, the remaining unexercised portion of the Option Rights will be exercisable by the Optionee (if vested at the date of such termination) until the earlier of 3 months from the date of such termination or 10 years from the Date of Grant, as long as the Optionee's termination of employment with the Corporation and its Affiliates is involuntary and without cause. If the Optionee's termination of employment with the Corporation and its Affiliates is either voluntary or for cause, the Option Right will terminate in its entirety at the time of such termination, notwithstanding any other provision of this Certificate. For purposes of this Certificate, the term "cause" means, in connection with an involuntary termination by the Corporation or an Affiliate of the Optionee's employment, (i) the willful and continued failure by the Optionee to perform substantially the duties of the Optionee's position or (ii) the willful engaging by the Optionee in conduct which is demonstrably injurious to the Corporation or an Affiliate, monetarily or otherwise.

                  (d) Option Rights, to the extent unexercised as of the earlier of the date immediately following the end of the stipulated periods of exercise provided in Subsections (a), (b) and (c) of this Section or 10 years from the Date of Grant, will lapse and be forfeited.

                  5. RESTRICTIONS ON TRANSFER OF OPTION RIGHTS. The Option Rights subject to this Certificate may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Optionee; provided, however, that the Optionee's interest in the Option Rights covered by this Certificate may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Option Rights covered by this Certificate that is in violation of this Section


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will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Option Rights covered by this Certificate.

                  6. COMPLIANCE WITH LAW. The Corporation will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Certificate, the Corporation will not be obligated to issue any Stock pursuant to this Certificate if the issuance thereof would result in a violation of any such law.

                  7. ADJUSTMENTS. The Committee will make any adjustments in the Option Price and in the number and kind of Option Shares covered by this Certificate that the Committee may determine to be equitably required to prevent dilution or enlargement of the Optionee's rights under this Certificate that would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation,
(b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, the Committee may provide in substitution for any or all of the Optionee's rights under this Certificate such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all grants so replaced.

                  8. WITHHOLDING TAXES. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with Stock obtained upon the exercise of an Option Right, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such Stock that the Optionee make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. If necessary, the Committee may require relinquishment of a portion of such Stock. The Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Corporation a portion of the Stock that is issued or transferred, and the Stock so surrendered by the Optionee will be credited against any such withholding obligation at the Fair Market Value per share of such Stock on the date of such surrender.

                  9. CONTINUOUS EMPLOYMENT. For purposes of this Certificate, the continuous employment of the Optionee with the Corporation or an Affiliate will not be deemed to have been interrupted, and the Optionee will not be deemed to have ceased to be an employee of the Corporation or an Affiliate, by reason of the transfer of his employment among the Corporation and its Affiliates or an approved leave of absence.



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                  10. CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. The Plan will not confer upon any Optionee any right with respect to the continuance of employment or other service with the Corporation or any Affiliate and will not interfere in any way with any right that the Corporation or any Affiliate would otherwise have to terminate any employment or other service of the Optionee at any time.

                  11. RELATION TO OTHER BENEFITS. Any economic or other benefit to the Optionee under this Certificate will not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Corporation or an Affiliate and will not effect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Corporation or any Affiliate.

                  12. NOTICES. Any notice necessary under this Certificate will be addressed to the Corporation or the Committee at the principal executive office of the Corporation and to the Optionee at the address appearing in the personnel records of the Corporation for such Optionee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

                  13. CERTIFICATE SUBJECT TO THE PLAN; DEFINITIONS. The Option Rights granted under this Certificate and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Certificate and the Plan, the terms of the Plan will govern. All terms used herein with initial capital letters have the meanings assigned to them in the Plan or in this Certificate.

                  14. AMENDMENTS. Any amendment to the Plan will be deemed to be an amendment to this Certificate to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Optionee under this Certificate without the Optionee's consent.

                  15. SEVERABILITY. In the event that one or more of the provisions of this Certificate is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

                  16. GOVERNING LAW. This Certificate will be construed and governed in accordance with the laws of the State of Delaware.

         This Certificate is executed as of the Date of Grant.

                                           THE LTV CORPORATION


                                           By:____________________
                                              Title:



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